                                                                    EXHIBIT 12.1

                               XTRA CORPORATION
           STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
               FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                             (MILLIONS OF DOLLARS)
                                  (UNAUDITED)


                                                             1998       1997
                                                           -------     -------
EARNINGS
Incomes from operations before provision  for income taxes  $   48      $  35
 Add: Fixed charges (below)                                     30         31
                                                           -------     -------
                                                            $   78      $  66
                                                           =======     =======


FIXED CHARGES                                               $   30      $  31
                                                           =======     =======
Ratio of Earnings to Fixed Charges                             2.6        2.1
                                                           =======     =======

Note: For purposes of computing the ratio of earnings to fixed charges, earnings represent income from operations before taxes plus fixed charges. Fixed charges for operations consist of interest on indebtedness and the portion of rental expense, which represents interest.